SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

ASPEN INSURANCE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda

(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code: (441) 295-8201

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 25, 2004, Aspen Insurance US Services, Inc., our subisidiary, entered into a Supplemental Executive Retirement Plan (the "SERP") for the benefit of Peter Coghlan, President and Chief Executive Officer of Aspen Specialty Insurance Company and one of our named executive officers. Under the SERP, effective January 1, 2004, Aspen U.S. Services will credit, subject to satisfactory performance of Aspen Specialty, Mr. Coghlan's SERP account with a $119,500 annual contribution. Aspen U.S. Services has the discretion to credit Mr. Coghlan's account with additional contributions. Interest will be credited on the account balance at an annual rate of 6%. Annual contributions and interest credited thereon are 100% vested at all times. Discretionary contributions and interest credited thereon vest as provided by Aspen U.S. Services, provided that Mr. Coghlan will become 100% vested in his discretionary contributions (and interest credited thereon) upon his death or upon his termination of employment after reaching age 60. The present value of the projected benefit payments to Mr. Coghlan at age 60, under the SERP, will be approximately $1.25 million.

Item 9.01     Financial Statements and Exhibits

(c) The following exhibit is furnished as part of this report:

       10.1 Supplemental Executive Retirement Plan prepared for Aspen Insurance U.S. Services, Inc., dated August 25, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: August 31, 2004	By: /s/ Julian Cusack Name: Julian Cusack Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Supplemental Executive Retirement Plan prepared for Aspen Insurance U.S. Services, Inc., dated August 25, 2004.